Exhibit 99.1

CONSOLIDATED CONTAINER COMPANY

EXTENDS EXPIRATION DATE OF

CASH TENDER OFFERS FOR OUTSTANDING SENIOR DISCOUNT NOTES

AND SENIOR SUBORDINATED NOTES

March 23, 2007 – Consolidated Container Company LLC (“CCC”) announced today that, in connection with its previously announced tender offers (the “Offers”) to purchase for cash any and all of the $207,000,000 aggregate principal amount at maturity of outstanding 10 3/4% Senior Secured Discount Notes due 2009 (CUSIP Nos. 20902YAF9 and 20902YAD4) (the “Senior Discount Notes”) of CCC and Consolidated Container Capital, Inc. (“Capital”) and any and all of the $185,000,000 principal amount of outstanding 10 1/8% Senior Subordinated Notes due 2009 (CUSIP No. 20902YAC6) of CCC and Capital (the “Senior Subordinated Notes” and, together with the Senior Discount Notes, the “Notes”), which commenced February 23, 2007, it has extended the time by which holders may tender Notes in response to the Offers. The Offers, which were scheduled to expire at 11:59 p.m., New York City time, on Thursday, March 22, 2007, have been extended to 11:59 p.m., New York City time, on Tuesday, March 27, 2007, unless further extended. Except as described above, all terms and conditions of the Offers remain unchanged.

CCC has been advised by the depositary of the Offers that as of 11:59 p.m., New York City time, on March 22, 2007, tenders had been received with respect to approximately 98.8% of the outstanding principal amount at maturity of the Senior Discount Notes and 95.4% of the outstanding principal amount of the Senior Subordinated Notes.

The obligations of CCC to accept for payment and purchase the Notes in the Offers remains conditioned on, among other things, the closing of new senior secured credit facilities by CCC (the “New Financing”).

Lehman Brothers Inc. is serving as the dealer manager for the Offers. Questions about the Offers should be directed to Lehman Brothers Inc., toll-free at (800) 438-3242 or (212) 528-7581 (collect), attention: Liability Management. The information agent for the Offers is D.F. King & Co. Inc. Requests for additional sets of the materials for the Offers may be directed to D.F. King & Co. Inc. by calling toll-free at (800) 758-5378.

This press release shall not constitute an offer to purchase or a solicitation of consents with respect to the Notes. The offers to purchase and solicitations of consents are being made solely by, and subject to the terms and conditions set forth in, the Offer to Purchase and Consent Solicitation Statement and related documents.

Consolidated Container Company, which was formed in 1999, is a leading North American developer, manufacturer and marketer of rigid plastic containers for many of the largest branded consumer products and beverage companies in the world. CCC has long-term customer relationships with many blue-chip companies including Dean Foods, DS Waters of America, The Kroger Company, Nestle Waters North America, The Procter & Gamble Company, Exxon Mobil, Scotts and Colgate- Palmolive. CCC serves its customers with a wide range of manufacturing capabilities and services through a nationwide network of 58 strategically located manufacturing facilities and a research, development and engineering center located in Atlanta, Georgia. Additionally, CCC has 3 international manufacturing facilities in Canada and Mexico.

This document may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, particularly those statements regarding the timing of the Offers, reflect CCC’s current expectations and beliefs, are not guarantees of performance of CCC and are subject to a number of risks, uncertainties, assumptions and other factors including, without limitation, the possibility that CCC is unable to complete the New Financing on favorable terms which may prevent it from consummating the Offers as described above and in the Offer to Purchase and Consent Solicitation Statement. For a further discussion of other risks, uncertainties, assumptions and other factors, see CCC’s filings with the Securities and Exchange Commission. CCC undertakes no duty to update forward-looking statements.